Performance Guarantee Fee

January 6, 2021

When preform the contract number: YF202011-A signed on November 13, 2020, the payment was delayed due to more complicated procedures than the originally planned. Now Beijing Youfeng Biological Co. LTD, “the Joint Entity” which is setup by largest shareholder Bejing Youfeng International Consulting Co., Ltd., is willing to pay $100,000 as the Performance Guarantee Fee. USD $100,000 will be electronically wired to Generex imminently when bank opens.

Generex Biotechnology Corporation, acknowledge and accept the Performance Guarantee Fee against contract YF202011-A from Beijing Youfend Biological Technology Co. LTD.